CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our reports dated October 9, 2013 for Putnam Global Technology Fund, October 10, 2013 for Putnam Global Telecommunications Fund, October 11, 2013 for Putnam Global Industrial Fund, October 14, 2013 for Putnam Global Energy Fund and Putnam Global Consumer Fund and October 15, 2013 for Putnam Global Financials Fund, each fund a series of Putnam Funds Trust, and to the references to our firm under the captions "Financial highlights" in the Prospectuses and "Auditor and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 23, 2013